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                                                                    EXHIBIT (a)1


                 HALLWOOD REALTY PARTNERS, L.P. ISSUES STATEMENT

DALLAS, May 14, 2003 - Hallwood Realty Partners, L.P. (the "Partnership") today issued the following statement:

"The Board of Directors of Hallwood Realty, LLC, the general partner of the Partnership, has carefully considered the unsolicited tender offer for any and all of the outstanding limited partnership units of the Partnership for consideration of $100 per unit in cash, which was announced by High River Limited Partnership, an affiliate of Carl C. Icahn, on May 1, 2003.

"Having completed its review, in consultation with its outside financial advisor, Morgan Stanley & Co. Incorporated, the Board has concluded that the offer is inadequate and unanimously recommends that unitholders of the Partnership not tender their units in the offer."

The Partnership has today filed with the Securities and Exchange Commission a
Schedule 14D-9, which will be mailed to unitholders shortly and which sets forth the factors that the Board considered in reaching its conclusion with regard to the Icahn offer. Unitholders may also obtain copies of the Schedule 14D-9 by contacting MacKenzie Partners, Inc. at 1-800-322-2885 toll-free or by email at proxy@mackenziepartners.com.

The Partnership, a publicly traded Delaware limited partnership, is engaged in the acquisition, ownership and operation of commercial real estate assets.

Certain statements in this news release may constitute "forward-looking statements" which are subject to known and unknown risks and uncertainties including, among other things, certain economic conditions, competition, development factors and operating costs that may cause the actual results to differ materially from results implied by such forward-looking statements. These risks and uncertainties are described in greater detail in the Partnership's periodic filings with the SEC.

Investor contact:  Bob Marese
                   MacKenzie Partners, Inc.
                   212-929-5405

Media contact:     Roy Winnick
                   Kekst and Company
                   212-521-4842